UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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K2 Inc.

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Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including expectations of closing the transaction, accretion to Jarden’s post closing earnings, required approvals by K2 stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of K2 operations into Jarden will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Jarden’s and K2’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, neither Jarden nor K2 undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Jarden and K2. In connection with such proposed business combination, Jarden will file a Registration Statement on Form S-4, K2 will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decisions, investors and security holders are urged to read the Form S-4 and proxy statement when they become available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and related matters. When available, you will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Jarden free of charge by contacting Jarden’s Corporate Secretary at (914) 967-9400, 555 Theodore Fremd Avenue, Rye, NY 10580. You may obtain documents filed with the SEC by K2 free of charge by contacting K2’s Corporate Secretary at (760) 494-1000, 5818 El Camino Real, Carlsbad, CA 92008.

Jarden, K2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from K2’s stockholders in connection with the transactions contemplated by the merger agreement. Information about the directors and executive officers of Jarden and their ownership of Jarden stock is set forth in the proxy statement for Jarden’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007 and available free of charge as indicated above. Information about the directors and executive officers of K2 and their ownership of K2 stock is set forth in the proxy statement for K2’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2007 and available free of charge as indicated above. Investors and security holders may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

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The following is a transcript of an investor conference call held by Jarden Corporation and K2 Inc. on April 25, 2007.

CORPORATE PARTICIPANTS

Martin Franklin

Jarden Corporation – Chairman and Chief Executive

Ian Ashken

Jarden Corporation – Vice Chairman and Chief Financial Officer

Dick Heckmann

K2 – Executive Chairman

Wayne Merck

K2 – President and Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Erica Pettit

FD

Bill Chappell

SunTrust Robinson Humphrey – Analyst

Chris Agnew

Goldman Sachs – Analyst

Charles Strauzer

CJS Securities – Analyst

Tony Gikas

Piper Jaffray & Co. – Analyst

Reza Vahabzadeh

Lehman Brothers – Analyst

Lauren Lieberman

Lehman Brothers – Analyst

Joe Altobello

CIBC World Markets – Analyst

Greg Badishkanian

Citigroup – Analyst

Jim Duffy

Thomas Weisel Partners – Analyst

Jon Andersen

William Blair – Analyst

PRESENTATION

Operator

Good morning. Ladies and gentlemen, welcome to the Jarden Corporation’s conference call. This morning call will begin with management making some formal remarks. When they have concluded, a question and answer period will follow.

(Operator Instructions).

I will now turn the floor over to Erica Pettit of FD.

Erica Pettit – FD

Good morning, and thank you for joining us. On the call today, Jarden’s senior management will discuss its planned acquisition of K2 Inc., which was announced this morning, review Jarden’s first quarter 2007 financial results, and provide a brief overview of the acquisition of Pure Fishing, which was announced earlier this morning.

This morning’s call will begin with management making some formal remarks. When they have concluded, a question and answer period will follow.

In accordance with Regulation FD or Fair Disclosure, we will be webcasting this conference call. You can access the webcast at www.Jarden.com through May 10th. Any redistribution, retransmission, or rebroadcast of this call in any form without the express written consent of Jarden is strictly prohibited.

In accordance with Reg FD or Fair Disclosure, we will be webcasting this conference call. Please note that on this call, the company may discuss events or results that have not yet occurred or been realized, commonly referred to as forward-looking statements.

Such discussion and statements will often contain words such as expect, anticipate, believe, intend, plan, and estimate. These forward-looking statements are within the meaning of the Federal Securities laws, and are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s repurchase of shares of common stock from time to time, under the company’s stock repurchase program.

The outlook for the company’s markets and the demand for its products’, estimated sales, segment earnings, earnings per share, cash flow from operations, future revenues, and gross margin requirement and expansion. The achievements of financial and strategic objectives, the success of new product introductions, closing costs and expenses and the impact of acquisitions, divestitures, restructuring, security offerings, and other unusual items, including Jarden’s ability to integrate and attain the anticipated results and synergies from its acquisitions.

In connection with the merger of Jarden and K2, such forward-looking statements also include expectations of closing the transaction, accretion to Jarden’s post-closing earnings, required approvals by K2 stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, expected synergies of the combined business, gross and operating margin expansion, and other growth of the K2 business.

EPS goals of the combined business, the merger’s effects on Jarden’s post-closing leverage ratio, and annualized run rate, the possibility that costs or difficulties related to the integration of K2 operations into Jarden will be greater than expected, the impact of competition, and other risk factors relating to our industry as detailed from time to time in each of Jarden’s and K2’s reports filed with the SEC.

These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance, and in the case of assumptions involving K2 based on publicly available information and other information made available to the company and its advisors and are believed to be reasonable, though are inherently difficult to predict.

Actual results, which may differ materially from forward-looking statements will be dependent upon various factors and risks, including those described from time to time in the company’s filings with the Security and Exchange Commission, including the company’s form 10-K and most recent form 10-Qs.

The content of this webcast contains time-sensitive information that is accurate only as of this broadcast on April 25, 2007. The company undertakes no obligation to make any revisions to the statement contained in our remarks or to update them to reflect events or circumstances occurring after this conference call.

And now I’d like to turn the call over to Martin Franklin, Chairman and Chief Executive of Jarden. Martin, please go ahead.

Martin Franklin – Jarden Corporation – Chairman and Chief Executive

Thank you. Good morning, everyone, and welcome to the Jarden call. Joining me this morning is Ian Ashken, our Vice Chairman and Chief Financial Officer, and Jim Lillie, our President and Chief Operating Officer.

I’m also pleased to welcome K2’s Executive Chairman, Dick Heckmann, who will be making some prepared remarks regarding K2, Wayne Merck, K2’s President and Chief Executive Officer, and Dudley Mendenhall, K2’s Chief Financial Officer. All of us will be available to answer questions later on in the call.

As was mentioned, we intend to cover three topics. We’ll start with the announcement we made this morning regarding the proposed acquisition of K2 Inc. I’d like to begin by welcoming K2’s shareholders and employees who have joined today’s call and say that we look forward to meeting with you.

For those of you who are not familiar with us, Jarden is a world-class, diversified consumer products company with a global footprint. We operate in four business segments — Consumer Solutions, Branded Consumables, Outdoor Solutions, and Process Solutions.

Many of our products enjoy leading market positions in niche markets, with strong brand equity. We’re focused on expanding gross margins through new product introductions and leveraging our scale, broadening or distribution through cross-selling products in many different channels in over 100 countries, and ensuring that we have low-cost manufacturing and sourcing operations.

At the end of 2006, we had approximately 20,000 employees with owned operations in 16 different countries. We have an established track record of making disciplined, value-enhancing acquisitions while driving organic sales growth. Since 2001, we have achieved a compound annual growth rate of approximately 66% in net sales, and 68% in consolidated segment earnings.

We have assembled a strong management team, leading our operating businesses as well as at the corporate level. We have significant experience running public companies, enhancing shareholder value, and are committed to growing top-line sales through market leadership and product innovation, expanding margins while at the same time a disciplined approach to working capital management.

For those of who may not know, Ian Ashken and I joined Jarden in September 2001, but we’ve worked together for over 18 years. We are enormously excited about today’s announcement, as it marks another important planned step in our growth strategy as a diversified consumer products company.

Our internal objective has been to build the platform for Jarden Outdoor Solutions in much the same way we have at Jarden Consumer Solutions. To this end, K2’s portfolio of leading niche brands, including Adio, Ex Officio, JT, K2, Marker, Marmot, Penn, Rawlings, Ride, Sevylor, Shakespeare, Sterns, Volkl, and Worth will be great additions to our existing brand portfolio.

And, like our current portfolio, many of them enjoy leading positions in their particular markets and are synonymous with their categories. These leading niche brands will join Coleman, Campingaz, and our recently acquired Pure Fishing brands, including Abu Garcia, Berkley, Fenwick, Gulp, Mitchell, Sevenstrand, Spiderwire, Stren, and Trilene products.

In marine and fishing, K2’s Shakespeare and Penn brands will largely compliment our existing strength in freshwater tackle and bait with K2’s strength in salt water rods and reels being exemplified by their world-famous Ugly Stik fishing rods and Penn reels.

For two years, Coleman has worked at its stated goal of growing its business in the higher-end marine market, and the addition of Stern’s and Sevylor’s inflatables and personal flotation devices will be the perfect fit for our cooler, cordage, and accessory products sold in this market.

Additionally, with the in-house expertise of K2’s technology apparel team, which has done a tremendous job in growing the Marmot brand and other owned brands such as Marker, Mad Dog, and Ex Officio, we believe that we have a complimentary, organic opportunity to utilize their experience and success in building a Coleman apparel line which will be uniquely different in the marketplace.

Following the completion of the transaction, we intend to report the majority of K2’s business within our Outdoor Solution segment. However, K2’s monofilament products business will be reported within our Process Solutions segment.

K2 compliments Jarden in several ways, including that it further strengthens and expands our portfolio of niche-branded products serving the outdoor market while simultaneously creating synergy opportunities in our supply chain, distribution, manufacturing, and sourcing networks.

We see potential synergy opportunities that we believe should total $25 to $50 million over the next two years. Upon completion of this transaction, our overall international presence will expand to approximately $1.1 billion, or 20% of approximately $5.6 billion of annualized revenue.

Like Jarden, K2 is driven by production innovation, cost-efficient manufacturing, and growing relevance to its customer base. K2 has a successful overall strategy of having 20% of their sales from products which were introduced in the previous 24 months. We believe that in combination with Jarden, not only will we help continue this focus on new products but we will bring greater resources to the table in marketing, merchandising, and logistics.

We enter 2007 with a strong balance sheet with our net debt to adjusted EBITDA ratio at a low point of 2.8 times. We believe the timing of this is ideal for this acquisition.

With our Jarden Consumer Solutions integration programs largely complete, our continued strong financial results, our substantial available financial resources, and the addition of Pure Fishing to the portfolio, K2 is was the next logical step.

We have known the management of K2 for over a year now, but not until recently did both sides feel that the timing was right to commit to a strategic partnership to help us better serve the outdoor space.

Beyond brands and the potential we see to grow the K2 business and expand margins, after spending time with the management and operating teams of the business, we also saw a culture that we believe was an excellent fit for Jarden.

Ian, Jim, and I, as well as many others, spent time with the entire senior management team of K2, understanding their businesses and the prospects for growth and margin expansion in the combination with Jarden.

We have visited the significant operating and manufacturing locations of the K2 business worldwide, and anticipate a smooth integration into Jarden’s operating culture.

In terms of transaction detail, first, like all of our acquisitions, this acquisition is expected to be accretive to Jarden in 2007. Under the terms of the agreement, Jarden will pay $10.85 per K2 share in cash, and 0.1086 of a share in Jarden common stock, subject to adjustments as provided in the merger agreement, for each share of K2 stock outstanding as of closing, valuing the transaction today at approximately $15.50 per K2 share.

The total enterprise value of the transaction, including the assumption or repayment of K2’s indebtedness, is approximately $1.2 billion. The merger agreement is standard conditions to close, such as HSR clearance and vote of K2 shareholders, as well as a two-tiered [inaudible] mechanism relating to the exchange ratio, a break-up fee, and a right to match any alternative proposal that may arise.

It is anticipated the transaction will close in early July, but there can be no assurance that the merger will be consummated.

The overall K2 adjusted EBITDA margins are approximately 9%, but as with Jarden’s business, some businesses have EBITDA margins over 15%, and some less than 5%.

As many of you will recall from the time of our acquisition of American Household in January 2005, our plan was to double Jarden’s 2004 year-end earnings per share of $1.49 in a three- to five-year period. Jarden does not provide annual guidance, but we have historically outlined longer-term goals.

We’re in the third of our original three- to five-year time frame, and assuming the successful completion of the K2 merger in July, we now believe we will be able to achieve this goal by the end of 2007.

As a result, should this transaction be completed, we think it is appropriate that we set a new three- to four-year goal for the combined business that will have annualized revenue of approximately $5.6 billion at closing.

We believe that excluding acquisitions based on organic sales growth and a continued focus on expanding operating margins, we can increase the combined businesses as adjusted earnings per share to over $5.00 per share within the following three to four years.

As with our previous goal, we believe that this goal can be achieved within the time frame, and we will work extremely hard to achieve it in a shorter time period, if possible.

We will provide greater detail on how we can capitalize on the strategic fit between the companies and accomplish this and other goals following the closing of the transaction.

On the leverage front, we expect the acquisition to increase our net leverage ratio to a seasonally high four and a quarter to four and a half times our pro forma adjusted EBITDA at closing. Based on our strong free cash flow in the second half of the year, as demonstrated in 2005 and 2006, by year end we anticipate this ratio to drop to approximately 3.5 times adjusted EBITDA to net debt. This is the optimum leverage level we would like to see over the long term.

In addition, after discussions with our board to increase the float of what we hope will be a Fortune 500 enterprise and reflect our outlook for the post-merger company, it is our intention to implement a three-for-two stock split, effective shortly after and conditioned upon the completion of the K2 acquisition.

This will be the fourth stock split we have implemented at Jarden over the last five years.

As discussed, the combined revenue of the two companies is expected to have an annualized run rate of approximately $5.6 billion upon close, compared to Jarden’s current annualized rate of approximately $4.2 billion.

As I mentioned before, we expect before, we expect the transaction will be accretive to 2007 results, excluding the impact of any reorganization and acquisition-related integration costs and other one-time charges such as GAAP-required adjustments to inventory evaluation, commonly referred to as profit and inventory elimination.

We will continue to exclude K2’s non-cash FAS-123R and acquisition-related intangible amortization from the adjusted numbers, consistent with Jarden’s own presentation.

We anticipate that Jarden’s effective tax rate, post-closing, will be close to 36%, but we will comment on this further after the transaction closes.

Similarly, capital expenditures is anticipated to remain at less than 2% of sales, with combined historical depreciation of approximately $100 million in 2006.

Following the acquisitions of Pure Fishing and K2, the pro forma business segment breakdown will be approximately as follows — Branded Consumables, 14%; Consumer Solutions, 33%; Outdoor Solutions, 46%; and process solutions, 7%.

Specifically, with the diversification of growth of Jarden’s business over the years, domestic appliances will now represent less than 15% of our total domestic revenue.

On a similar pro forma basis, approximately 80% of revenue will be derived from domestic sales, and approximately 20% of revenue will be derived from international sales.

Our strategy for Jarden following the consummation of the K2 transaction will be similar to our strategy today — to continue to build a world-class, diversified consumer products company. As I mentioned earlier, we view the proposed acquisition of K2 as being strategically complimentary to Jarden.

We believe that K2 is comprised of well-recognized brands, established distribution channels, leading market positions in niche markets, strong operating management, and the opportunity for organic growth and margin expansion.

K2 has an active pipeline of new and innovative products, much like Jarden. K2 will bring an intense focus on brand development, and is adept at sustaining, improving, and expanding much-loved consumer brand names.

As we have shown in the past, our strategy is to drive shareholder value by building a portfolio of market-leading niche-branded consumer products that can be distributed in a coordinated manner through well-established, complimentary distribution channels.

In K2, we have found a company that we believe fits squarely into our corporate strategy and presents a tremendous opportunity for growth.

In summary, we believe the proposed K2 acquisition will provide accretion to earnings, significant potential synergies, significant margin expansion opportunities, leading market positions in global niche-branded consumer products, strong alliance in Outdoor Products, complimenting Coleman, Campingaz, and the Pure Fishing brands.

Demonstrated ability to expand into adjacent markets, organic apparel opportunity for Coleman, strong, profitable international presence, significant international growth opportunities with a proven, motivated management team.

We believe the transaction has the potential to meaningfully contribute to shareholder value and we will establish a platform — a stable platform — from which we can best serve our retail customers and end consumers.

We believe that together, our two companies will be stronger and have greater opportunities for growth than would have been possible as separate entities.

We intend to leverage the best practices of both organizations across all aspects of the business to create a dynamic, growing, and profitable company that is a global leader in niche-branded consumer products.

We look forward to welcoming the employees of K2 to the Jarden team, and we look forward to creating an environment in which they and their businesses can grow and flourish.

Before discussing Jarden’s Q1 results and our recent Pure Fishing acquisition, I’d like to turn the call over to Dick Heckmann to share his perspective on the acquisition. Dick?

Dick Heckmann – K2 – Executive Chairman

Thanks, Martin. We, too, are excited about today’s news, which we believe is a great deal for K2, our shareholders, employees, our customers, and our consumers.

We’ve spent a significant amount of time recently getting to know Jarden’s management team, operations, and the core values that drive the company in great detail.

We believe we have found a great partner in Jarden with a strong foundation that will provide the operational and financial resources to support our long-term growth objectives that we’ve set out for K2.

Jarden’s successful established its position as the leading diversified consumer products company, and continues to create new success across its product lines. We surely anticipate that K2 will grow under Jarden’s leadership.

As Martin pointed out earlier, both companies’ share a mutual focus on continuously delivering innovate and high-quality products, building market leading brands, improving the cost and delivery, and expanding margins. This should serve to enhance the opportunities that we think will have far greater than we had as a stand-alone company.

We’re all excited about what the future holds for the combined company going forward, and we believe we’re getting full value for our shareholders today while also giving them an opportunity to share in the upside with an ongoing share ownership in the combined company.

Before turning it back to Martin, let me give you a few comments on our first quarter that we also just reported this morning.

K2’s first quarter sales were at $372.7 million, an increase of $25 million, or 7.1% over the first quarter of 2006. Adjusted EPS for the quarter is $0.14 per share versus $0.10 for the same period last year.

The increase in sales was driven primarily by growth in the marine and outdoor segments, which also includes the results of our most recent acquisitions, including Sevylor, which we closed December 11th, and Penn, which we closed on January 16th.

Overall profitability benefited from an improvement in adjusted gross profit to 33.4%, up from 32.3%. That drove an increase in adjusted earnings operating income from 4% to 4.5% for the first quarter of ‘07.

The higher profitability came principally from marine and outdoor, after adjusting for the non-cash inventory and intangible amortization association with the Penn and Sevylor acquisitions. And from improved margins in the team sports business.

We’re particularly pleased with the results of our action sports segment for the quarter, which generated consistent results over the prior year’s quarter, despite what everybody knows in the business was a soft winter.

So all in all, it was a great first quarter, a solid year is unfolding, and we’re extremely happy about the transaction that we announced today.

And now we’ll turn it back to Martin.

Martin Franklin – Jarden Corporation – Chairman and Chief Executive

Thank you, Dick. Let me now briefly comment on Q1 and the recent acquisition of Pure Fishing before turning the call over to Ian for a financial review of the quarter.

As Ian will detail, we continued the momentum we experienced in 2006 into the first quarter of 2007. I’m particularly pleased that our focus on expanding gross margins continues to yield results, with gross margins having expanded by an approximately 100 basis points in the quarter.

As many of you know, Q1 is seasonally our slowest quarter. Nonetheless, each of the business segments performed well, and continued executing on their 2007 strategic plans.

Coleman, which is part of Outdoor Solutions, continued making inroads in the specialty channel and prepared to launch its various 2007 marketing and merchandising programs in the quarter. You will see the results of their efforts in stores now, and their various television and print campaigns in the coming weeks in publications such as Backpacker, and on ESPN and HGTV, encouraging people to let’s go outside. This is particularly exciting as Coleman has not had this kind of marketing presence in well over a decade.

Both our Consumer Solutions business and our Branded Consumables business had solid quarters, and are picking up momentum as we move through Q2.

The Consumer Solutions team was well-represented at the housewares show in Chicago in March, and had a tremendous opportunity to meet with customers from around the world and give them a view of the innovative new products and new designs on consumer favorites.

The Branded Consumables team leveraged the JCS platform at the same show, unveiling the Tundra fire-extinguishing spray by First Alert to a wider audience. Tundra was extremely well received and was named one of the 10 most innovative products at the show.

On April 10th, we announced the acquisition of Pure Fishing. As we stated at the time of the acquisition, the Pure Fishing brands are an excellent fit for Jarden. We believe there are significant opportunities for future growth in the recreational fishing category, as well as cross-selling, channel expansion, and geographic expansion opportunities with both our Coleman and Campingaz brands.

Their presence in the specialty retail channel aligns strategically with our plans to have a greater presence in that channel and internationally. This is particularly true in countries such as Japan, where we have an infrastructure that can support a swift roll-out of the Pure Fishing product line.

In other countries, Pure’s customers have expressed an interest in a complete line of accessory products to compliment fishing, and the Coleman line of products has the potential to fill that void perfectly.

I’m excited about this business, and I’m pleased to welcome our coworkers from Pure Fishing to Jarden.

On that note, I’ll now turn over the call to Ian for a review of the first quarter.

Ian Ashken – Jarden Corporation – Vice Chairman and Chief Financial Officer

Thanks, Martin. Net sales for the first quarter increased approximately 4% to $821 million compared to $792 million for the same period last year.

This growth was driven primarily by organic growth in our JCS business and the 2006 acquisition of Pine Mountain [inaudible] business into Branded Consumables.

Net sales in our Jarden Outdoor Solutions performed in line with expectations as the outdoor recreation season got off to a later start that in the prior year, as anticipated, and we did not have the benefit of a promotion program from Q1 2006.

We still expect our full year sales for this segment to grow between 3% and 5%, excluding acquisitions.

Our Process Solutions segment grew approximately 14% on a year-over-year basis, primarily due to the impact of cost increases in zinc compared to 2006.

As I’ve done in previous quarters, in order to enhance the explanation of period over period operating performance, during my comments I would in most cases exclude the items shown in the adjustment column of our press release, and focus on the as-adjusted figures.

In addition to the first 123R stock compensations expenses $6.8 million in the quarter, we have adjustments for reorganization and integration expenses of $9.1 million, amortization of acquired intangibles of $1.7 million, and a $14.8 million charge to the early extinguishment of debt arising from our successful bond refinancing and credit facility restructuring completed in February.

Gross margin improved to 24.5% in Q1 ‘07 from 23.5% in Q1 of 2006. The improved results were primarily due to improved margins at JCS of 26.8% versus 23.9% in the prior year, due to sales volume increases, favorable variances, and favorable mix with strong international sales.

Additionally, the improved margins at Jarden Outdoor Solutions of 25.9% versus 22.4% in the prior year were primarily due to favorable pricing, positive variances due to low commodity costs, and continuing cost improvements on source goods.

First quarter 2007, as adjusted SG&A costs were $143 million or 17.4% of net sales, which was slightly higher than the 17.1% of the comparable quarter in 2006 due to increased investment spend and the mix of business.

As we have previously discussed, we anticipate SG&A staying relatively high during the first half as we reinvest back into the brand through new product development and various marketing programs.

One example is our Outdoor Solutions business during Q2 of 2007, you will see a number of media programs relating to the Let’s Go Outside initiative.

As adjusted EBITDA, all consolidated segment earnings increased from $66 million in Q1 ‘06 to $75 million in Q1 ‘07, an increase of approximately $9 million, or 13%. This increase was led by sales growth in JCS, and improved profit margins at RJOS segment.

Our current outlook for the full year, excluding the K2 transaction, is to increase overall EBITDA margins closer to 12%. Depreciation for the quarter was $16.5 compared to $15.4 million in the same quarter last year.

Capital expenditures for the quarter were $15 million compared to $12.1 million last year. The change in depreciation is primarily a result of the increase in asset base related to 2006 acquisitions.

Net interest expense for the quarter was approximately $25 million versus $25.6 million in the prior year, representing an average effective interest rate of approximately 7.3% for the quarter. The decrease was primarily due to the low cost of borrowing and an increase in interest income generated by the high level of cash on hand versus ‘06.

Interest expense for Q2 will increase, primarily due to the use of cash and the incremental borrowing related to the Pure Fishing acquisition.

Our effective tax rate of 36.5% for the quarter continues at the same level as ‘06. As previously discussed, we estimate that for the foreseeable future we will pay less than 50% of our effective book tax in cash as a result of the significant NOLs that exist within the group.

Adjusted EPS for the quarter was $0.30 compared to $0.24 in 2006, primarily due to the improved EBITDA margins at both Jarden Consumer Solutions and Jarden Outdoor Solutions, both driving margins over 10% versus single-digit margins in ‘06.

Cash flow from operations in Q1 ‘07 was a use of cash of approximately $55 million compared to a use of cash of $71 million in the same quarter of ‘06. This improved cash performance came on the back of Jarden’s strong cash flow performance in Q4 of last year, when we produced over $235 million in cash flow from operations.

As previously discussed, Jarden is typically cash flow negative until June, when the positive impact of working capital movements, coupled with a growth in cash earnings, starts to reverse this trend, culminating in extremely strong cash flow in Q4.

Net current assets increased from approximately $840 million at December to approximately $1.1 billion out 3-31-07. Cash flow generated by receivables and payables was more than offset by the seasonal build in inventory. Long-term liabilities increased by $223 million, primarily due to the additional debt related to the bond offering during the first quarter of ‘07.

As I mentioned on our last earnings conference call, based on our current mix of business, we have established a longer-term goal of DSOs in the low 50s, accounts payable dates in the mid-40s, and inventory turns over four and a half times.

For the quarter, our DSO dates were 55, an improvement over last year. Our accounts payable dates for the quarter were 38, and inventory turns were over four times.

Historically, Q1 has been a period of building inventory for our Branded Consumables and Outdoor Solutions businesses. This build is followed by their significant selling seasons in Q2 and into the beginning of Q3, at the same time as which Consumer Solutions’ business starts its significant inventory build.

Net debt outstanding at March 31st, ‘07 approximated $1.4 billion compared to an equity market cap of over $3 billion. From a leverage perspective, our net indebtedness of $1.4 billion to our run rate adjusted EBITDA was approximately three times on March 31st.

I would now like to hand back the call to Martin, and would be happy to answer any questions during the Q & A session at the end.

Martin Franklin – Jarden Corporation – Chairman and Chief Executive

That concludes our prepared remarks. We’re obviously very excited about this transaction; we think it’s an excellent fit for Jarden. And we’d be happy to answer any questions that you have. Operator?

QUESTIONS AND ANSWERS

OPERATOR: Thank you. Ladies and gentlemen, at this time, if you have a question, you need to press star and the number one on your telephone keypad. If your question has already been answered, you may remove yourself from the queue by pressing the pound key. Also, if you’re using a speakerphone, please pick up the handset before pressing the buttons.

One moment please for the first question.

Our first question is coming from Bill Chappell from SunTrust Robertson Humphrey. Please go ahead.

BILL CHAPPELL, SUNTRUST ROBERTSON HUMPHREY: Good morning and congratulations to both managements. I guess my first question is just on the dynamics of the deal, in terms of accretion, Martin, I think you said you expect you could mirror I guess $3 in EPS for this year, assuming the deal closes. Is that still then assuming about a 28 cent in FAS 123 charges?

IAN ASHKEN, CHIEF FINANCIAL OFFICER, JARDEN: Bill, as you know – this is Ian – all of the numbers that we give out are pre-FAS 123R. The FAS 123R was about seven million, just a little under in Q1. And so it probably will be about 30 cents for the year, so you talk about 270 post FAS 123R because K2 also have a FAS 123R charge.

BILL CHAPPELL: OK, so which is about 10 cents higher than where we are right now.

IAN ASHKEN: Yes, correct.

BILL CHAPPELL: And just trying to understand that, I mean how much – is that accretion from K2 or how much, Ian, you talked about nearing 12 percent EBITDA margins this year, which is higher than what I had been looking for. Is there anything going on there that’s accelerating those margins?

MARTIN FRANKLIN: I think it, look, we told you specific (INAUDIBLE) as you know, so the $3 is made up of obviously some incremental accretion from K2, but also I think the strength of our own businesses, and we feel comfortable at that level.

BILL CHAPPELL: And just making sure I understand the dynamics of the deal, it’s, you’re issuing about six million shares, assuming about 350 million of debt, and then is it about 600 million of new debt?

MARTIN FRANKLIN: We’re actually issuing 5.6 million shares.

BILL CHAPPELL: OK. So the convert doesn’t convert? You just take out that debt.

IAN ASHKEN: That’s correct.

BILL CHAPPELL: OK.

IAN ASHKEN: Well hold on, it has the right …

MARTIN FRANKLIN: … it has the right …

IAN ASHKEN: …to understand it, yes.

BILL CHAPPELL: OK. And then so the new debt is about five, $600 million of new debt?

IAN ASHKEN: Yes.

BILL CHAPPELL: OK.

IAN ASHKEN: So, I mean the way it works Bill, is that it’s a fixed ratio that we’ve agreed around a price of about 42.85 [INAUDIBLE], which was a sort of a 10-day average. And up, that fixed the number of shares up until on the high end 47.11. There’ll be less shares if the stock goes up. And below 38.55 then the number of shares changes, but it’s fixed outside of that with a 20 percent collar so that the number of shares can never be less than 5.1 or never more than 6.3.

BILL CHAPPELL: OK. And then in terms of synergies, it sounds like you can see the 25 to 50 million fairly quickly. Can you give us an idea, I mean, you know, maybe some examples of what is low hanging fruit?

IAN ASHKEN: Sorry, you mean outside of the synergies that we see?

BILL CHAPPELL: No, I mean within the synergies you see. I mean is there, is it just purchasing. Is it more utilization of the China manufacturing facility, you know, where do you see the biggest opportunity?

IAN ASHKEN: Well it’s all about things – it’s not much different from the kind of categories that we had when we bought American Household. But I mean, you know, corporate being probably the biggest single component. Obviously synergies existing within the fishing and marine businesses, distribution and sourcing and manufacturing would be the main bucket.

We, you know, we do not include revenue synergies in when we talk about synergies, but obviously there’s going to be revenue opportunity here as well.

BILL CHAPPELL: OK, and then one last one for K2, since you last reported, I mean certainly Quicksilver now expects the whole ski market to be down 20 to 25 percent this year for their sales, I mean are you seeing any changes in the marketplace in terms of, you know, did you have a better sell through at the end of the season, a worse sell through, or it didn’t really matter and you feel pretty good about in (ph) your (ph) original forecast.

DICK HECKMANN, EXECUTIVE CHAIRMAN, K2: Bill, this is Dick Heckmann. We’re sticking with what we’ve said. I mean the ski business is going to be down this year. It feels very, it feels comfortable to us assuming we don’t have some disaster out there in snow again this year. Our sell through this year was very good. We have some very strong new products that are in the market place now that people are buying. Europe is certainly worse than the U.S. from the standpoint of conditions, but we feel very comfortable with the numbers we gave you at the last call.

BILL CHAPPELL: And you should have a pretty firm idea of orders as we come to kind of July, August, is that correct?

DICK HECKMANN: Yes, by the time we get to the end of the second quarter, we’ll have a very good fix on what selling is for the winter.

BILL CHAPPELL: Fantastic, thanks a lot.

DICK HECKMANN: Thank you, Bill.

OPERATOR: Our next question is coming from Chris Agnew from Goldman Sachs. Please go ahead.

UNKNOWN MALE #2: Hi, Chris.

CHRIS AGNEW, GOLDMAN SACHS: Thank you very much. Good morning, gentlemen.

A couple of questions on the acquisition first. Based on our calculation, the accretion this year is really only because of the seasonality of K2 profits. So could I ask, would the deal be accretive on a full year basis?

UNKNOWN MALE #2: The answer is yes, and when we do our math, we actually don’t look at it just from a seasonal basis. On a full year basis, if we’d done this on January 1st, it would be accretive.

CHRIS AGNEW: And can you quantify that?

UNKNOWN MALE #2: Nope. I’m not, I’m not, I’m not, we’re not going to break down accretions by acquisition. We haven’t done that before.

CHRIS AGNEW: OK, just thought I’d try. And on, I think you talked about expanding the margins of K2 business. I mean it’s kind (ph) of (ph) a nine percent EBITDA margin business. Where do you think you can get margins to, and is this a business that can be 13 to 15 percent EBITDA margin business, and how …

UNKNOWN MALE #2: Yes, we …

CHRIS AGNEW: … would you plan to get there?

UNKNOWN MALE #2: Yes we, I mean just broad strokes. We think that between 200 and 300 basis points of EBITDA margin opportunity across that portfolio. And I would say that philosophically it’s not that much different from what we, the way we looked at American Household although I think that it’s much, the magnitude is less, relatively speaking, than was the case at American Household. But we’re going to…we have a sort of three to five year view on how we can drive margin in that business. Some of the things we bring to the table in how we operate our business and other is sort of opportunities and how those businesses can be driven.

CHRIS AGNEW: OK.

DICK HECKMANN: And I would add on the part of K2, if you go back and look at – although you guys haven’t covered this – if you go back and look at the last 12, 14 quarters, every quarter our margins have increased. OK.

CHRIS AGNEW: And would it be fair to say that that sort of 200 to 300 basis points is not only cost synergies but revenue synergies that you could bring to bear (ph)?

DICK HECKMANN: Yes.

CHRIS AGNEW: And then also going back to the quarter, did, Ian, did you mention the organic growth rates in the quarter for the different business lines, and if not, could you run over them again please?

IAN ASHKEN: Yes, I mean the overall growth was about four percent. The organic growth was about two and a half percent.

CHRIS AGNEW: And can you split that out by …

IAN ASHKEN: Well you can see because Coleman (ph), if you look at the press release, you’ve got the segment announcements (ph) there. Coleman (ph) was actually down year-over-year, so although you had good growth at, in consumer solutions and process solutions, the overall growth was less. In (INAUDIBLE) consumables (ph) all of the growth was non-organic from the Pine Mountain (ph) business.

CHRIS AGNEW: Right, because in consumer solutions it looks like it was around two percent. Is there any particular factors? I’m just thinking, I mean, do you, are you getting enough traction there with your increased spending in SG&A?

IAN ASHKEN: Well I think that that’s the point, actually, that we’ve made is that the SG&A spending the first half of the year is not going to show through into the sales really until the second half of the year. So if you look at where, you know, having said that Coleman (ph) is down in Q1 and yet we’re still comfortable that it’s going to be up full year three to five percent, that obviously indicates that we’re looking forward to a good Q2 and Q3, and also as you look to the comp Q4 of ‘06 versus Q4 of ‘05, you see a significant improvement in Coleman (ph), and again, we’re expect on a comp basis you should see that again.

So we are spending ahead of, which is the way it works with marketing and stuff, but the, if you go into particular into, you know, a number of the specialty stores or even (INAUDIBLE), you’ll see some, what we believe, are really good placements and good products for Coleman (ph), and we’re hoping to have a talk a bit about POS (ph) next conference call.

CHRIS AGNEW: And you’re still comfortable with three to five percent organic growth for the other divisions?

IAN ASHKEN: Well overall, as I’ve said before, I, some of them I think maybe two percent, some of them I think will be over five percent, but overall for John, I think we’ll be at three to five here, yes.

CHRIS AGNEW: OK, thank you very much. Bye.

UNKNOWN MALE #2: Thank you, Chris.

OPERATOR: Our next question is coming from Charles Strauzer from CJS. Please go ahead.

CHARLES STRAUZER, CJS: Good morning.

UNKNOWN MALE #2: Hi, Charlie.

CHARLES STRAUZER: Congratulations.

UNKNOWN MALE #2: Thank you.

CHARLES STRAUZER: Have you had a chance to talk with some of the, you know, the larger retail customers about the acquisition or acquisitions? And, you know, Doug (ph) brought (ph) some takeaways on, you know, having a much bigger portfolio branch (ph) to offer them?

UNKNOWN MALE #2: Yes, I mean obviously the opportunity here, Charlie, on two levels, at the retail level is in the specialty space, and in the, and in the international channels.

On the specialty side, I mean there are some specific opportunities where we really do bring things to the table for K2, and there are some specific opportunities where they’re going to, they bring opportunities to us. So it really depends on the retailer. We are better equipped to service the accounts as a result of this in certain areas. And so, you know, there’s really no downside from a customer perspective because we’re not cannibalizing any of our business in these, in the acquisition.

DICK HECKMANN: And speaking for K2, we, I have talked to customers last night, and haven’t, and all of them were enormously positive about the transaction. And I would say that as a K2 management team, if we were going to pick two businesses that we thought would be perfect fits for us in the retail channel and give us the kind of leverage we’d want to have in that channel, they were Coleman (ph) and Pier Fishing (ph) and we tried to buy them both and just didn’t have the capital structure to do it because they were such good fits with us and such good fits with what the retailers really want. The retailers want bigger, stronger, fewer vendors, and they want quality branded vendors. And the conversations that I had yesterday were very positive.

CHARLES STRAUZER: Excellent, thank you very much.

UNKNOWN MALE #2: Thank you Charlie.

OPERATOR: Our next question is coming from Tony Gikas from Piper Jaffray. Please go ahead.

TONY GIKAS, PIPER JAFFRAY: My congratulations as well, gentlemen, this morning. A couple of questions pointed towards K2, what were the leverage points during the quarter on the gross margin? Was it, you know, sourcing, manufacturing, warehousing, et cetera? And then maybe just a little comment on the lower gross margin on the apparel and footwear side of the business. Second question, how did, you know, in store merchandising programs, have they changed on a year-over-year basis? Was there some increased spending there? Maybe just a quick follow up comment on the retail environment as we move into the summer months, which, the big, you know, selling seasons for marine and team sports and action sports.

DICK HECKMANN: Wayne, I’m going to let you do that one.

WAYNE MERCK, PRESIDENT & CEO, K2: Yes, we did see leverage starting to take effect, especially in team sports. We’ve talked in the past about the closing of the Tullahoma (ph) bat facility and the inventory that we had to work through last year. We saw a nice improvement in our margins, and in bats specifically, aluminum bats for team sports. We also saw a nice improvement in our paintball business that we’ve talked about on earlier calls, that we had been taken from source manufacturers in China into our, you know, K2 china manufacturing.

On the apparel side, I had a really nice spring shipment and late winter shipments with the cold that occurred in February and March with our Marmot, and then on the spring shipments with our XO (ph) lines. So very pleased. We also saw the effect of the Reno distribution center that we started up last year that this year is now operating, you know, actually a little better than planned cost versus the appearances (ph) that we had last year.

The offset to that, in footwear we had some softness in our audio, early shipments of audio footwear. Our backlog for the second quarter and for third quarter, right now, is ahead of last year, so we see that coming back.

TONY GIKAS: And then the merchandising programs and retail environment?

WAYNE MERCK: Yes, we’ve kept our hard goods merchandising, which is in the 42 regions or 42 regions with 80 merchandisers that we’ve talked about in the country, we’ve kept that flat from a spending basis. We have increased, as we’ve had growth in orders and distribution in Marmot and XO (ph), we’ve increased our apparel merchandising, but it’s been incremental as – and I think Ian said on their business, we’re not spending ahead of orders. And so we’re trying to match that with order flow, but we do have an increase in backlog in our pre-season for fall ‘07 for Marmot.

TONY GIKAS: I guess a quick follow up there, maybe just any comment on the retail environment? There’s been a few negative data points recently from some of the mass merchants. And then also, the timing of closing of the transaction, early Q3, that sounds a little aggressive. Is that still, maybe, are you pretty comfortable with that?

WAYNE MERCK: Well let me answer the retail environment from the K2 side. Fishing has been very good. I know on, we found out as well on the Pure side that, you know, I think the entire fishing market has been, we know it’s been up probably high single digits. Our fishing business has been up, you know, 10 or 12 percent starting last November. Team Sports started a little slow but accelerated after we got through the cold weather. And, you know, so far, you know, on plan of, you know, four to five percent market growth in our spring apparel.

TONY GIKAS: OK, and timing?

MARTIN FRANKLIN: I think we need to move on actually, if we could, to the next question.

OPERATOR: Our next question is coming from Reza Vahabzadeh from Lehman Brothers. Please go ahead.

REZA VAHABZADEH, LEHMAN BROTHERS: Good morning.

UNKNOWN MALE #2: Morning.

REZA VAHABZADEH: That leverage that was mentioned three and a half times at the year end, is that off of actual EBITDA on a pro forma basis, and does that include synergies or not?

IAN ASHKEN: That is based off what we expect our EBITDA to be in ‘07 with our debt levels with the case flow in the second half, so it includes whatever synergies we expect to realize in ‘07, but obviously most of the synergies will be realized in ‘08 and ‘09.

REZA VAHABZADEH: Right, so they include actual synergies, not performance synergies.

IAN ASHKEN: Exactly.

UNKNOWN MALE #2: That is correct.

REZA VAHABZADEH: Got it. And then, you know, with this transaction and the financing the new, or contemplating, do you find this financing and the resulting leverage to be consistent with your prior guidance and policy.

UNKNOWN MALE #1: Yes.

IAN ASHKEN: Yes. As you know, at the end of June is our seasonally high point, and we’re, so our goal is to finish the year at share (ph) three and a half times or less, and that’s what we expect to do in ‘07.

REZA VAHABZADEH: Right. And then free cash flow over the next, you know, six to eight quarters, the primary use of that would be for what?

IAN ASHKEN: Well I mean in the next two quarters is to pay down debt, and then, as always, our priority is pay down debt to keep our leverage ratios in place, look for other acquisitions that – you’re not going to see us do any other meaningful acquisitions in ‘07 obviously with, we’re going to be focused on the K2 transaction, but we’re opportunistic.

REZA VAHABZADEH: Will there be meaningful integration costs?

IAN ASHKEN: Yes, I mean, look, the rule of thumb, of course, is that you’ve got integration costs that equal about one times whatever your savings, so expect to be a year’s payback on these things. So as you know for Jarden, we’re finishing in ‘07 the integration for American Household (ph). We expect our integration costs in ‘08, excluding K2, to be less than $10 million. We haven’t yet quantified what we think that they are going to be, but on our Q2 conference call, after the closing, hopefully we can go into some detail on that.

REZA VAHABZADEH: Thank you.

UNKNOWN MALE #2: Thank you.

OPERATOR: Our next question is coming from Lauren Lieberman from Lehman Brothers. Please go ahead.

LAUREN LIEBERMAN, LEHMAN BROTHERS: Thanks, good morning.

UNKNOWN MALE #2: Hi, Lauren.

LAUREN LIEBERMAN: Two questions, one is on the K2 side, if someone could just discuss a little bit how we should think about industry growth rates because, you know, a lot of us aren’t as familiar with these markets.

DICK HECKMANN: Industry growth rates in our businesses are not far off your GDP rates. You know, they’ve averaged anywhere from two to four percent. We’ve pretty much consistently outgrown those rates, but on balance, I would say industry growth rates are two to four.

LAUREN LIEBERMAN: And is it, usually is it driven by participation, and therefore, I guess effectively unit growth? Or is it people, you know, already who participate spending more in the category?

DICK HECKMANN: It’s really participation and, you know, we have heavy concentration in little league, so you need people to have kids. And, you know, and fishing is pretty steady. You know, kids grow up and go fishing, and then they become adults and continue to fish. So it’s, I mean if you really look at a lot of our businesses, it’s growth rate driven, I mean population growth rate driven.

LAUREN LIEBERMAN: OK. And then my second question was about synergies. You know, you went through a fairly long list of where there are opportunities. I’ve got to guess that that’s somewhat incremental to the 25 to 50 million that you specifically identified, you know, especially given that, you know, it seems to me there have been a lot of acquisitions that K2 itself has done – actually let’s ask the question a different way. If we look just at K2, what inning do you think you’re in in terms of the level of integration that’s been completed, all the acquisitions you’ve done since, you know, ‘03, ‘04.

DICK HECKMANN: I think we’re two thirds of the way through it.

LAUREN LIEBERMAN: OK so …

DICK HECKMANN: So what would that be? Seventh inning?

LAUREN LIEBERMAN: Well you’re the baseball guy. OK, so …

IAN ASHKEN: And Lauren, maybe I could just clarify, the 25 to 50 million is what we call transaction related synergies. And as you know, and it’s the same for Jarden, we don’t include within that the revenue opportunities or the business synergies that, as Martin said, we expect these businesses to grow and to grow their operating margins, which, you can call that synergies, you can call that improving the operations or making, taking advantage of some of the opportunities that the size gives them, and some of the synergies within the businesses themselves.

So we’re not going to get to $5 a share in three or four years just on the basis of cost savings transaction synergies. That’s going to come from improvement in the business and growth in the business.

LAUREN LIEBERMAN: OK, great. Thank you.

DICK HECKMANN: Thank you.

OPERATOR: Our next question is coming from Joe Altobello from CIBC World Markets. Please go ahead.

JOE ALTOBELLO, CIBC WORLD MARKETS: Hey guys, good morning.

MARTIN FRANKLIN: Morning Joe.

JOE ALTOBELLO: First question, in terms of the EBITDA margins, you guys put out a target, I guess, when you bought American Household (ph) of about 15 percent in a few years, and I was curious, is that still the case? Do you target 15 percent? And is that assumed in your $5 EPS target?

MARTIN FRANKLIN: That’s a lot, that is still a long-term target for us. I think this sets us back a little bit, not that much. It’s still very much achievable within our portfolio. As I said before, we think there’s between 200 and 300 basis points of margin opportunity in the portfolio that we’re buying. So we think over, you know, a five-year period to be able to achieve those kinds of margins across the portfolio is still very much in our favor (ph).

JOE ALTOBELLO: OK, and then secondly …

MARTIN FRANKLIN: But you know, we don’t need – to be specific – we don’t need to make 15 cent EBITDA margins to make $5 a share in a three to four year period.

JOE ALTOBELLO: OK. And then secondly, the last time I think you guys did, you know, two rather large acquisitions back to back, obviously, was 2005 with AHI and Holmes, and you had some integration issues with Holmes (ph) later that year. And I was curious if you’ve learned anything from that process that might help you with Pure Fishing and K2.

MARTIN FRANKLIN: Yes, we’re telling you that our earnings will only go up by 10 cents.

(LAUGHTER)

MARTIN FRANKLIN: Is that as straight (ph) an answer that I can give you? Let me be clear, and I said this to people, investors in the past, we had nothing wrong in Q4 with Holmes (ph). What we did, if we did anything wrong, it was how we, how we allowed the Street to increase their projections and forecasts on our business. And the reality is, when you went, if you’ll remember, Joe, we went into Q1 of the following year and I think we beat the street estimates by 20 cents. Nobody brought their numbers down, when we missed in ‘05, nobody brought their numbers down in ‘06 by one penny. So in terms of the momentum and the development of our business, we didn’t miss a beat. And, you know, we are taking a more conservative view, for obvious reasons, in the acquisition, but it’s got nothing to do with what we bought and how we ran it.

JOE ALTOBELLO: OK. And then lastly, if I could, in my, you know, pretty brief review of K2, it looks like they are pretty working capital intensive, and I was curious if you saw any opportunities there to get more efficient on that front?

MARTIN FRANKLIN: Well there’s always money in the pot. It’s an interesting analysis. Somebody who would look to K2’s business observes that the market capital company – I don’t know about on the price of the acquisition – but the market of the company was about equal to, or the equity capital of the company was very equal to their working capital. And there’s no doubt that there’s a lot of working capital in this business. We’re not going to focus on working capital to the detriment of new product development and new product introduction, but, you know, given the economies of scale and the logistics platform that we have, there’s always going to be some opportunities on the working capital front.

IAN ASHKEN: And Joe, one thing I would say is that we mentioned earlier that the, from a profitability point of view, K2 is stronger in the second half of the year than the first half, but from a cash flow perspective, they’re actually stronger in the first half rather than the second half, which will even out somewhat Jarden’s cash flow, and the reason for that is they, and particularly in the ski industry you have dating on receivables, and that’s just sort of industry specific. So we will never get them within the metrics that we have, nor should we try and do that, but do we think that there’s always opportunity? Yes.

And I just wanted to clarify something that we said earlier in Martin’s (ph) prepared comments that the international sales is about 20 percent. The international sales is actually about 25 percent. We’ll be about the same post-transaction as we will before. But we’re talking, you know, it’s about 25, 75.

JOE ALTOBELLO: OK, great, thanks.

OPERATOR: Our next question is coming from Greg Badishkanian from Citigroup. Please go ahead.

GREG BADISHKANIAN, CITIGROUP: Yes, great. Thanks and congratulations on your transaction.

MARTIN FRANKLIN: Thank you Greg.

GREG BADISHKANIAN: Yes, just two quick questions. First is, as you look out over the next 12 months, how much, how many more acquisitions do you think you’ll do? Or will you take a little bit of a breather? And are you going to focus on sort of the outdoor solutions business?

MARTIN FRANKLIN: I think that our intention is to take a bit of a breather. There’s no real reason for us, you know, to make any large acquisition. We’re very much opportunistic about these things. I mean, you know, you have to remember K2 and us, we’ve been talking on and off for over a year now. So we’re very sort of strategic and methodical in our approach to these things. As you know, we’re very much about our internal capacity. If we didn’t have the capacity, we wouldn’t do it. Whatever the, you know, whatever the scenario. So you won’t see us do anything large in the near future. But there’s a lot of opportunity in the existing portfolio. That’s not to say we won’t look at small tuck ins as we always have. You know, if one of our businesses has an opportunity to strengthen their business with something small and strategic, we’ll take advantage of that. But we’re not looking at anything big today.

GREG BADISHKANIAN: OK. And just sort of house keeping, on the options expensing, how much do you expect for the year, and also just, you know, the upside in the quarter, I mean you did better than you had previously said at the 28 cents, excluding options.

IAN ASHKEN: Yes, I think for the quarter, Greg, you’re right, the charge was 6.8 million. Most of the analysts who cover us have a flat line for the year. The reality is we typically issue grants in May, for example, for directors and staff, and then in July for some of our management team. So you will see that go up. On the other hand, come July, some of the older grants drop out of the calculations, so even though they’re in existence from a FAS 123R perspective, they no longer go through the P&L. So I think that still the 30 cents is a good number.

GREG BADISHKANIAN: OK.

IAN ASHKEN: And I think you’ll see some variations between quarters, but not that much.

GREG BADISHKANIAN: Yes, and just the upside in the quarter from when you had, you know, kind of pre-announced it about two weeks ago, the magnitude, like the one or two, you know, things that, you know, gave you that upside.

MARTIN FRANKLIN: Well I think, obviously, when we, we typically don’t pre-announce.

GREG BADISHKANIAN: Yes.

MARTIN FRANKLIN: But with the Pure Fishing acquisition, and if we ever do, we will try and be conservative because, obviously, until we finish the work, we haven’t finished the work. And I think that that, the upside between the sort of 28 cents and 30 cents is more being conservative, making sure we’ve dotted our I’s, crossed our T’s and obviously clear (ph) up (ph) the good news.

GREG BADISHKANIAN: OK, good, thank you.

IAN ASHKEN: Thank you.

MARTIN FRANKLIN: Thank you, Greg.

OPERATOR: Our next question is coming from Jim Duffy from Thomas Weisel Partners. Please go ahead.

UNKNOWN MALE #3: OK, we will, just so you know – sorry.

JIM DUFFY, THOMAS WEISEL PARTNERS: Congratulations to you both. Hoping for more details around the opportunity for synergies between Pure Fishing and K2’s properties. How is Pure Fishing current doing its sourcing and manufacturing? Is there opportunity to use K2’s China facilities for that?

MARTIN FRANKLIN: The short answer is yes. There’s plenty of opportunity. From a market positioning perspective, we really are a complimentary fit. As I said, their focus has been on, more on salt water with rods and reels, and ours has been in fresh water in line and bait. So it’s, it will produce a, some, you know, opportunities to increase efficiencies and really give a broader array of products to the customer base. So, you know, probably a more effective competitor, but the reality is, you know, all of our businesses look to utilize lower cost manufacturing wherever appropriate and possible. And this will be no exception.

JIM DUFFY: Very good. And then most of the discussion has surrounded strategic opportunities around K2’s marine and outdoor business. Do you view the team sports and action sports as strategic platforms for your company? And do you see them as platforms for future acquisitions?

MARTIN FRANKLIN: I will say this, we spend a lot of money in Coleman (ph) right now in our advertising and marketing campaign to promote active lifestyles and outdoor lifestyles, and obviously to the extent people are doing more recreational activities in the outdoors. That revenue opportunity spreads across all of the products that K2 produced. So we see it as a sort of macro fit. Are we going to buy more businesses in specific areas? No, I don’t think it’s, you know, it’s not a priority. What we’re picking up in K2 is a portfolio of very meaningful brands that have great heritage, that have, you know, growth opportunities in their own right, but they’re all outdoor, active lifestyle, space type of businesses. So it’ll fit under the broad umbrella, but I wouldn’t call it a new platform. It’ll all be in the whole outdoor space.

JIM DUFFY: OK, very good. And then to my knowledge, apparel has never been a competency of Jarden. Do you see this as an area for focus going forward? Do you intend to build on apparel …

MARTIN FRANKLIN: Yes.

JIM DUFFY: … business aggressively, and where would you see this as a percentage of your revenue, you know, three, five years down the road?

MARTIN FRANKLIN: Well I can tell you, I think that we’d like to see Coleman (ph) have a real apparel effort that’s built organically within the company. And that is something that we will spend time, effort and money on. I’m not prepared at this point to give some, sort of revenue objectives for that business until we finish building our plan. But what I have said in the past, and you’re quite right, we’ve got no apparel capabilities in house. What we have been doing is putting our licenses in areas where we’ve been outsourcing that in order to do it as an internal effort, but I’ve always said that we would not do it evergreen (ph). We would build off of a platform from somebody who had real management expertise and capability to do it through. And obviously with Marmot and the whole technical apparel team that’s in K2, which is a very capable team, that’s going to be the management organization we’re going to build from.

JIM DUFFY: Very good, well good luck to you.

MARTIN FRANKLIN: Thank you very much. Last question. Operator?

OPERATOR: Our last question is coming from …

MARTIN FRANKLIN: Operator?

OPERATOR: Our last, I’m, our last question is coming from Jon Andersen from William Blair. Please go ahead.

MARTIN FRANKLIN: Hi, John.

JON ANDERSEN, WILLIAM BLAIR: And I’ll keep it brief here. Just for clarification purposes, the new kind of three to four year growth target of $5 a share, is that using 2007 as a base year? Is that the way we should think about that?

IAN ASHKEN: Yes. Again, this is all condition on completing the K2 transaction, and you should use year-end 2007, in other words, as a starting point.

JON ANDERSEN: And then lastly, with the acquisition of K2, assuming it closes, would that change your long-term organic, top line organic growth rate outlook of three to five percent, which you’ve communicated previously?

IAN ASHKEN: No, I think that that’s the same objective as Dick (ph) said that there have been in industries that are two to four percent growth, but they’ve fairly consistently outpaced the industry. So I think our three to five percent goal is consistent.

JOHN ANDERSEN: Thanks again.

MARTIN FRANKLIN: Thank you John. That concludes our conference call. Again, we look forward to reporting to you at the end of Q2 on our progress in this regard, and hopefully with a closing having occurred. And we’ll look forward to reporting to you then. Thanks very much for your time.

OPERATOR: Ladies and gentlemen, that does conclude our conference call for today. You may all disconnect, and thank you for participating.

END